SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 12, 2008 (August 6, 2008)

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 Financial Information

Item 2.02	Results of Operation and Financial Condition

On August 12, 2008, Phoenix Footwear Group, Inc. (the “Company”) issued a press release announcing its financial results for the first quarter ended June 28, 2008 and financial guidance for the full year ending January 3, 2009. A copy of Phoenix Footwear Group, Inc.’s press release is attached as Exhibit 99.1 to this current report on Form 8-K.

The information furnished pursuant to this Item 2.02 and the exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 6, 2008, the Company and James R. Reidman entered into a new employment agreement to continue to serve as Chairman of the Board and such other positions as the Board of Directors may designate from time to time. The agreement expires August 6, 2010, and thereafter extends annually for additional one year terms unless either party gives the other 30 days notice of its intention not to extend. The agreement provides for an annual base salary of $335,000 and participation in executive bonus plans as may be established. The agreement also provides for confidentiality, non-competition, and employee and customer non-solicitation that extend for 18 months after the termination of his employment.

Mr. Reidman’s employment agreement may be terminated by the Company at any time without cause, effective upon 30 days written notice of termination. Also, Mr. Riedman may terminate the employment agreement for good cause, as defined in the agreement. The Company may terminate Mr. Riedman’s employment agreement for cause, as defined in the agreement.

The employment agreement also provides that if his employment is terminated by the Company without cause or by Mr. Riedman for good reason, then the Company is obligated to pay Mr. Riedman accrued, but unpaid amounts under the agreement together with non-compete 18 monthly payments at his annual salary rate, unless it is in connection with a change—in-control, in which case such amount must be paid in single payment. The agreement also provides for parachute gross-up payment from the Company to Mr. Riedman if any payment due Mr. Riedman under the agreement together with any other payments or benefits which Mr. Riedman is entitled to result in an excess “parachute payment”, as defined in Internal Revenue Code Section 280G.

There is no arrangement or understanding between Mr. Riedman and any other person, pursuant to which either of them is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, except as disclosed in the Company’s proxy statement filed with the Securities & Exchange Commission on April 28, 2008, there is no family relationship between Mr. Riedman and any other person that would require disclosure under Item 401(d) of Regulation S-K and Mr. Riedman is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The above is a summary of Mr. Riedman’s employment agreement is qualified in its entirety by the actual terms of the agreement, which is filed as Exhibit 10.1 with this report.

Item 9.01	Finance Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement between Phoenix Footwear Group, Inc. and James R. Reidman dated

August 6, 2008.

99.1	Press Release issued August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: August 12, 2008	/s/ Scott Sporrer
Name: Scott Sporrer
Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between Phoenix Footwear Group, Inc. and James R. Reidman dated August 6, 2008.

99.1	Press Release issued August 12, 2008